Exhibit 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS APPOINTS ROBERT G. KRAMER AS CHIEF FINANCIAL OFFICER

-	Mr. Kramer succeeds R. Don Elsey, who will pursue a new opportunity at a private healthcare company, effective December 3, 2012

ROCKVILLE, MD, November 19, 2012 — Emergent BioSolutions (NYSE:EBS) today announced that Robert G. Kramer has been appointed as the company's chief financial officer effective December 3, 2012. Mr. Kramer succeeds R. Don Elsey, who will be leaving to pursue a new opportunity at a private healthcare company. Mr. Kramer is currently executive vice president, corporate services division, and with this appointment, his title will become executive vice president, corporate services division and chief financial officer, reporting directly to Daniel J. Abdun-Nabi, Emergent's president and chief executive officer.

"Bob has been a major part of Emergent's success through the years and has been intimately involved in the development of our recently announced growth plan. Together, we look forward to achieving the corporate goals we have set," said Mr. Abdun-Nabi. "Bob's financial acumen combined with over 10 years of serving in various senior management roles at Emergent make him uniquely qualified to serve in this new capacity."

Mr. Kramer first joined Emergent in 1999 as chief financial officer. From 1999 until his retirement in 2010, he held various executive positions with the last being president of Emergent's Lansing operations. In 2011, he served in a consulting capacity as the interim head of the biosciences division and in 2012, as the interim head of the corporate services division. In September this year, Mr. Kramer returned to the company and was named executive vice president, corporate services division, which includes finance, legal affairs, strategic investments, human capital, management services, and sales and marketing.

Mr. Elsey, senior vice president and chief financial officer, will continue to support the company until December 3.

"During his seven years at Emergent, Don has been a solid contributor to our global expansion, financial growth, and overall success. We thank him for his dedicated service and wish him the very best in his future endeavors," stated Mr. Abdun-Nabi.

About Emergent BioSolutions Inc.
Emergent BioSolutions is a specialty pharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats.  Additional information may be found at www.emergentbiosolutions.com. Follow us on twitter: @emergentbiosolu.